CynergisTek Reports Fourth Quarter and Full Year 2017 Financial Results

Service Development and Market Needs Drive Company Growth

Mission Viejo, California – (March 26, 2018) – CynergisTek, Inc. (NYSE AMERICAN: CTEK), a leader in healthcare cybersecurity and information management, today announced financial results for the fourth quarter and full year ended December 31, 2017.

Financial highlights for the fourth quarter and full year of 2017 include:

•Revenues for the fourth quarter were $18.7 million, an increase of 15 percent from $16.2 million in the fourth quarter of 2016. Revenues for the full year 2017 were $71.6 million, an increase of 19 percent from $60.2 million for the same period in 2016.

•Gross Margins for the fourth quarter 2017 were 31 percent of revenue compared to 23 percent of revenue for the same period in 2016. Gross Margins for the full year 2017 were 29 percent compared to 20 percent of revenue for the same period in 2016.

•GAAP net loss for the fourth quarter was $(1.6) million, or $(0.17) per basic and diluted share compared to net income of $3.8 million, or $0.47 per basic and $0.46 per diluted share in the same period of 2016. GAAP net loss for the full year 2017 was $(0.4) million, or $(0.05) per basic and diluted share compared to net income of $5.0 million, or $0.61 per basic and $0.60 per diluted share in the same period of 2016.

•Non-GAAP adjusted EBITDA was $2.5 million in the fourth quarter of 2017, compared to $1.5 million for the same period in 2016. Non-GAAP adjusted EBITDA was $7.8 million for the full year 2017, compared to $3.6 million for the same period in 2016.

•Non-GAAP adjusted earnings per share for the fourth quarter 2017 was $0.21 per basic and diluted share compared to $0.18 per basic and $0.17 per diluted share for the same period of 2016. Non-GAAP adjusted earnings per share for the full year 2017 was $0.64 per basic share and $0.63 per diluted share compared to $0.41 per basic share and $0.40 per diluted share for the same period of 2016.

Recent operational highlights include:

•Completed the acquisition and integration of CTEK Security, Inc. (formerly CynergisTek, Inc.).

•Completed development and went to market with four new managed security service offerings: Incident Response, Vendor Security Management, Patient Privacy Monitoring and Endpoint/ Internet Connected devices (IoT) Security solutions for printers and medical devices.

•Expanded sales reach to drive growth and increase penetration within existing accounts.

“We made a great deal of progress throughout 2017,” said Mac McMillan, President and CEO of CynergisTek. “We came together as the new CynergisTek. We did this by strengthening our leadership team, diversifying our board, expanding our services to meet market needs, and by starting to cross-pollinate our managed print business with our cybersecurity business. I am very pleased with how well we came together last year and am excited for the accomplishments and growth we are poised to achieve in 2018.”

Financial results for the three and twelve months ended December 31, 2017

Revenue increased by approximately $11.4 million to $71.6 million for the year ended December 31, 2017, as compared to the same period in 2016. This increase is largely attributable to the growth in our cybersecurity professional services as a result of the acquisition of CTEK Security, Inc. (formerly CynergisTek, Inc.) (“CTEK Security”) in January 2017. Revenues from services were approximately $66.6 million in 2017 compared to $56.6 million in 2016. Equipment sales for 2017 were approximately $5.0 million as compared to approximately $3.6 million in 2016.

Cost of revenue was $50.7 million for the year ended December 31, 2017, as compared to $47.9 million for the same period in 2016. We incurred approximately $5.2 million in additional costs as a result of the acquisition of CTEK Security. Our service and supply costs decreased approximately $3.9 million as a result of the reduction in document solution services revenue and lower supply cost. Equipment costs increased by approximately $1.5 million in 2017 as a result of the increase in equipment revenues.

Gross margin increased to 29 percent of revenue for the year ended December 31, 2017 as compared to 20 percent for the same period in 2016 due to higher gross margins from professional services rendered though CTEK Security and the benefit from the maturation of a couple of large managed document services accounts. Over the next few quarters we expect gross margins to come down due to the recent turnover we experienced in managed document services with partial offset as we grow security related services.

Sales and marketing expenses were $5.7 million for the year ended December 31, 2017, as compared to $2.7 million for the same period in 2016. The increase is attributable to the addition of the CTEK Security sales and marketing teams. We incurred a nonrecurring charge of approximately $0.1 million in severance pay for a terminated sales executive related to the integration of CTEK Security.

General and administrative expenses increased by $1.5 million to $7.7 million for the year ended December 31, 2017, as compared to $6.2 million for the same period in 2016. The increase is primarily attributable to $1.3 million increase in staffing, travel, rent, insurance and office expenses as a result of the acquisition of CTEK Security and approximately $0.1 million as part of the up listing to the NYSE MKT (now NYSE American).

In 2017, we recognized an impairment charge of $0.2 million related to the identified intangible assets we acquired from Delphiis, Inc. and Redspin as a result of the acquisition with CTEK Security, while in 2016, we recognized an impairment charge of $2.6 million related to the identified intangible assets and goodwill for these same entities.

Amortization expense increased by $1.5 million due to the amortization of the identified intangibles acquired from CTEK Security.

Interest expense for the year ended December 31, 2017 was $1.5 million compared to $0.1 million for the same period in 2016. The increase is due to interest incurred on the term loan and promissory notes used to finance the acquisition of CTEK Security.

At December 31, 2017 we revalued the contingent earn-out liability in connection with the acquisition of CTEK Security. This resulted in an additional charge of $1.4 million.

Income tax expense was $2.4 million for the year ended December 31, 2017 as compared to a tax benefit for the year ended December 31, 2016 of $5.1 million. In 2017, income tax expense is comprised of the charges related to the current year taxable income as well as a $1.5 million discrete charge resulting from the revaluation of deferred taxes due to the change in tax law.

In 2016, the income tax benefit is primarily a result of the removal of a previously recorded valuation allowance against our deferred tax assets from NOL carryforwards. Management removed the valuation allowance given four consecutive years of earnings and its determination that it is more likely than not that such assets will be realized in future periods.

Net loss was $(0.4) million for the year ended December 31, 2017, or $(0.05) per basic and diluted share, compared to net income of $5 million, or $0.61 per basic and $0.60 per diluted share in the same period of 2016.

The reconciliation of GAAP to non-GAAP information can be found in the tables at the end of this release and provide the details of the Company’s non-GAAP disclosures and the reconciliation of non-GAAP information.

Non-GAAP adjusted EBITDA, when adding back stock-based compensation expense was $7.8 million for the year ended December 31, 2017, compared to $3.6 million for the same period in 2016.

Non-GAAP adjusted earnings for the year ended December 31, 2017 was $6.1 million or $0.64 per basic share and $0.63 per diluted share after adjusting for non-cash income tax expense, an adjustment in contingent consideration from acquisition, amortization and impairment of intangibles, stock-based compensation and depreciation of $6.5 million, compared to $3.3 million or $0.41 per basic share and $0.40 per diluted share after adjusting for non-cash income tax expense , amortization and impairment of intangibles, stock-based compensation and depreciation of $(1.7) million, for the same period of 2016.

For the three months ended December 31, 2017, the Company’s revenues increased by approximately $2.5 million to $18.7 million, as compared to the same period in 2016. Equipment sales for the fourth quarter of 2017 were approximately $2.6 million as compared to approximately $2.0 million in 2016.

Cost of revenue was $12.9 million for the three months ended December 31, 2017, as compared to $12.5 million for the same period in 2016. Gross margin increased to 31 percent of revenue for the three months ended December 31, 2017 as compared to 23 percent for the same period in 2016.

Sales and marketing expenses were $1.7 million for the three months ended December 31, 2017, as compared to $0.6 million for the same period in 2016. The increase is attributable to the CTEK Security acquisition and building out of the sales and marketing teams which is expected to continue into 2018.  General and administrative expenses increased by $0.2 million to $1.8 million for 2017, as compared to $1.6 million for the previous year. The increase in G&A was also attributed to the CynergisTek acquisition, and the absorption of this business.

Net loss was $(1.6) million for the three months ended December 31, 2017, or $(0.17) per basic and diluted share, compared to net income of $3.8 million, or $0.47 per basic and $0.46 per diluted share in the same period of 2016.

The reconciliation of GAAP to non-GAAP information can be found in the tables at the end of this release and provide the details of the Company’s non-GAAP disclosures and the reconciliation of non-GAAP information.

Non-GAAP adjusted EBITDA, when adding back stock-based compensation expense was $2.5 million in the fourth quarter of 2017, compared to $1.5 million for the same period in 2016.

Non-GAAP adjusted earnings for the fourth quarter of 2017 was $2.0 million or $0.21 per basic and diluted share after adjusting for non-cash income tax expense , an adjustment in contingent consideration from acquisition, amortization and impairment of intangibles, stock-based compensation and depreciation of $3.7 million, compared $1.4 million or $0.18 per basic and $.017 per diluted share after adjusting for non-cash income tax expense, amortization and impairment of intangibles, stock-based compensation and depreciation of $(2.4) million, for the same period of 2016.

CYNERGISTEK, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$4,252,060	$6,090,844
Accounts receivable, net	13,264,323	9,614,486
Prepaid and other current assets	557,426	438,140
Supplies	1,156,005	1,087,318
Total current assets	19,229,815	17,230,788
Property and equipment, net	831,784	689,418
Deposits	87,376	41,522
Deferred income taxes	3,120,310	5,282,531
Intangible assets, net	10,900,924	1,112,395
Goodwill	18,525,206	2,109,143
Total assets	$52,695,415	$26,465,797
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$9,631,634	$7,736,207
Accrued compensation and benefits	3,711,551	2,495,156
Deferred revenue	1,425,821	562,679
Current portion of long-term liabilities	5,494,837	606,686
Total current liabilities	20,263,843	11,400,728
Long-term liabilities:
Term loan, less current portion	9,438,333	750,000
Promissory notes to related parties, less current portion	6,000,000	-
Capital lease obligations, less current portion	147,861	199,644
Total long-term liabilities	15,586,194	949,644
Commitments and contingencies
Stockholders’ equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 9,576,029 shares issued and outstanding at December 31, 2017 and 8,185,936 shares issued and outstanding at December 31, 2016	9,576	8,186
Additional paid-in capital	31,156,362	27,985,448
Accumulated deficit	(14,320,560)	(13,878,209)
Total stockholders’ equity	16,845,378	14,115,425
Total liabilities and stockholders’ equity	$52,695,415	$26,465,797

CYNERGISTEK, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2017	2016	2017	2016
Net revenues	$ 18,688,270	$16,196,292	$ 71,638,947	$ 60,200,383
Cost of revenues	12,892,221	12,529,067	50,739,359	47,888,296
Gross profit	5,796,049	3,667,225	20,899,588	12,312,087
Operating expenses:
Sales and marketing	1,676,993	645,368	5,747,758	2,723,735
General and administrative expenses	1,785,591	1,551,235	7,662,486	6,174,083
Depreciation	95,692	42,140	383,419	211,654
Amortization of acquisition-related intangibles	520,030	135,417	2,080,746	541,667
Impairment of goodwill and intangible assets	180,726	2,633,701	180,726	2,633,701
Total operating expenses	4,259,032	5,007,861	16,055,135	12,284,840
Income from operations	1,537,017	(1,340,636)	4,844,453	27,247
Other income (expense):
Interest expense	(364,364)	(20,917)	(1,526,653)	(91,885)
Change in valuation of contingent earn-out	(1,394,000)	-	(1,394,000)	-
Other expense	(2,558)	-	(675)	-
Total other income (expense)	(1,760,922)	(20,917)	(2,921,328)	(91,885)

(Loss) income before provision for income taxes	(223,905)	(1,361,553)	1,923,125	(64,638)
Income tax (expense) benefit	(1,388,578)	5,202,552	(2,365,476)	5,074,439
Net (loss) income	$ (1,612,483)	$ 3,840,999	$ (442,351)	$ 5,009,801

Net (loss) income per share:
Basic	$ (0.17)	$ 0.47	$ (0.05)	$ 0.61
Diluted	$ (0.17)	$ 0.46	$ (0.05)	$ 0.60

Number of weighted average shares outstanding:
Basic	9,538,075	8,173,203	9,425,281	8,173,203
Diluted	9,538,075	8,283,862	9,425,281	8,283,862

Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted EBITDA
Three Months		Twelve Months
Ended December 31,		Ended December 31,
2017	2016	2017	2016
GAAP Income from operation	$ 1,537,017	$ (1,340,636)	$ 4,844,453	$ 27,247
Adjustments:
Depreciation	95,692	42,140	383,419	211,654
Amortization and impairment	700,756	2,769,118	2,261,472	3,175,368
Stock-Based Compensation	160,533	76,527	333,853	226,970
Non-GAAP Adjusted EBITDA	$ 2,493,998	$ 1,547,149	$ 7,823,197	$ 3,641,239
Non-GAAP Adjusted EBITDA per share
Basic	$ 0.26	$ 0.19	$ 0.83	$ 0.45
Diluted	$ 0.26	$ 0.19	$ 0.81	$ 0.44

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Earnings
Three Months		Twelve Months
Ended December 31,		Ended December 31,
2017	2016	2017	2016
GAAP Net Income	$ (1,612,482)	$ 3,840,999	$ (442,351)	$ 5,009,801
Adjustments:
Non-Cash Income Tax Adjustment	1,302,173	(5,294,515)	2,146,563	(5,294,515)
Other Expense	2,559	-	675	-
Adjustment in Contingent Consideration from Acq.	1,394,000	-	1,394,000	-
Depreciation	95,692	42,140	383,419	211,654
Amortization and impairment	700,756	2,769,118	2,261,472	3,175,368
Stock-Based Compensation	160,533	76,527	333,853	226,970
Non-GAAP adjusted earnings	$ 2,043,231	$ 1,434,269	$ 6,077,631	$ 3,329,278
Non-GAAP adjusted earnings per share
Basic	$ 0.21	$ 0.18	$ 0.64	$ 0.41
Diluted	$ 0.21	$ 0.17	$ 0.63	$ 0.40

Conference Call Information
Date: Monday, March 26, 2018

Time: 9:00am PT, 12:00 pm ET

U.S.: 1-800-756-4697
International: 1-412-317-6671
Conference ID: 9976306

Webcast: http://public.viavid.com/index.php?id=128643

A replay of the call will be available from 3:00 p.m. ET on March 26, 2018 to 11:59 p.m. ET on April 9, 2018. To access the replay, please dial 1-844-512-2921 from the U.S. and 1-412-317-6671 from outside the U.S. The PIN is 9976306.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity and information management consulting firm dedicated to serving the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, compliance, and document output management goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Bryan Flynn
(949) 357-3914
InvestorRelations@CynergisTek.com

Media Contact:

Danielle Johns

Senior Account Executive

Aria Marketing

(617) 332-9999 x241

djohns@ariamarketing.com